SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant  [ X ]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12

REAL ESTATE INCOME FUND INC.

(Name of Registrant as Specified in Its Charter)

KARPUS MANAGEMENT, INC. D/B/A KARPUS INVESTMENT MANAGEMENT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to

Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[	]	Fee paid previously with preliminary materials:

[    ]        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed

Karpus Management, Inc. d/b/a Karpus Investment Management ("KIM"), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies to vote against approving a new Management Agreement and a new Subadvisory Agreement at a special meeting of stockholders of Real Estate Income Fund Inc. (the "Fund") originally scheduled to be held on October 21, 2005, which was postponed by the Fund to November 15, 2005.

Item 1: On November 4, 2005, the following letter was delivered to the Fund’s stockholders.

A CRITICAL MESSAGE TO

REAL ESTATE INCOME FUND INC. STOCKHOLDERS FROM

KARPUS MANAGEMENT, INC. AND WESTERN INVESTMENT LLC

Dear Fellow Stockholders:	November 2, 2005

We have previously written to you expressing our outrage with Real Estate Income Fund’s (“RIT”) proposals to approve a new management agreement and a new subadvisory agreement which would result in an enormous $3.7 billion payout to Citigroup. Rather than spending their time devising deals to enrich Citigroup, management and its hand-picked board should be taking action to close RIT’s wide discount to net asset value.

We are assuming that you invested in RIT to make money.

Eliminating the current discount to RIT’s net asset value is the real issue!

•	Since RIT’s stock price currently trades at a 12% discount to RIT’s net asset value, your investment is worth more than $2.50 less per share than its full net asset value.
•

The discount could further widen – during 2005 the discount has been as high as 16%. This amounts to another 80 cents per share that you could lose on your investment. Citigroup refers to these concerns as a “side-show.”

Merging RIT with an open end fund with similar objectives is an obvious solution.

We believe that IXIS - AEW Real Estate Fund (NRFAX), an open end REIT fund, is an extremely attractive merger candidate for RIT. The portfolio manager of NRFAX is also the sub-advisor for RIT, and both funds have similar investment objectives and portfolios and even have the same portfolio manager. An even more compelling common denominator making the two funds attractive merger partners is their substantially similar performance as seen in the tables below. Once the funds are merged, the current 12% discount would be eliminated and investors would have the option of selling their shares at net asset value or continuing to invest with the same manager with a substantially similar return history. This merger should also result in a lower expense ratio which benefits shareholders of both funds.

IF THE RIT BOARD IS TRULY COMMITTED TO MAXIMIZING STOCKHOLDER VALUE, IT WILL AGREE WITH US THAT MERGING RIT WITH AN OPEN END FUND IS BEST FOR THE VAST MAJORITY OF STOCKHOLDERS

We have attempted to discuss our ideas with management on how the interests of all stockholders can be addressed. Management has refused to return our phone calls and continues to vigorously defend the merits of the Legg Mason transaction. Due to RIT’s apparent concern that a quorum to conduct the special meeting might not be present, it postponed the special meeting date to November 15 and has stepped up its efforts to push through its proposals. Most recently, management has attempted to scare stockholders into voting for their proposals with vague warnings that RIT will face “considerable uncertainty” and its ability to pursue its investment objective may be “disrupted for an indefinite period” if the new management agreement is not approved. However, Citigroup Asset Management’s spokeswoman recently admitted that “each fund board has a number of options.”

We believe this eleventh-hour tactic is designed to scare us into voting for management’s proposals instead of doing what is in the overall best interest of the stockholders.

Would the discount have narrowed without our opposition to RIT’s proposals?

Will the discount to net asset value ever be eliminated if the proposed transaction with Legg Mason is approved?

This may be your last chance to have a say on this issue!

VOTE THE GREEN PROXY CARD AGAINST THE NEW MANAGEMENT AGREEMENT TODAY!

Very truly yours,

Karpus Management, Inc.	Western Investment LLC
/s/ George W. Karpus	/s/ Arthur D. Lipson
George W. Karpus	Arthur D. Lipson

QUESTIONS: Call Cody Bartlett of Karpus at (585) 586-4680 (ext. 235)

CERTAIN INFORMATION CONCERNING PARTICIPANTS

KIM, together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement and accompanying proxy card to be used in connection with the solicitation of proxies to vote against approving a new Management Agreement and a new Subadvisory Agreement at a special meeting of stockholders of the Real Estate Income Fund Inc. originally scheduled to be held on October 21, 2005, which was postponed by the Fund to November 15, 2005.

KIM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO CODY B. BARTLETT JR., KARPUS INVESTMENT MANAGEMENT, BY TELEPHONE: (585) 416-0553 OR BY EMAIL AT: CODY@KARPUS.COM.

The participants in the proxy solicitation are Karpus Management, Inc. d/b/a Karpus Investment Management, Western Investment LLC, Western Investment Institutional Partners LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Arthur D. Lipson, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Management, L.L.C., Scott Franzblau, Robert Ferguson and Michael Dunmire (together, the "Participants").

Information regarding the Participants and their direct or indirect interests is available in their respective Schedules 13D, as amended.

# # #